Apollo Investment Corporation
Reports Financial Results for the Quarter Ended December 31, 2016

Fiscal Third Quarter and Other Recent Highlights:

•	Net investment income per share for the quarter was $0.17, compared to $0.18 for the quarter ended September 30, 2016

•	Net asset value per share as of the end of the quarter was $6.86 compared to $6.95 as of September 30, 2016, a 1.3% decrease

•	Declared a distribution of $0.15 per share

•	Net leverage as of the end of the quarter was 0.66 x, compared to 0.63 x as of September 30, 2016

•
Continued to make what we believe to be steady progress toward the successful execution of our portfolio repositioning strategy including reducing structured credit exposure to approximately 4.9% of the portfolio and reducing renewables exposure to 7.3% of the portfolio(1)

•	Extended the final maturity of the Senior Secured Facility to December 22, 2021
New York, NY — February 6, 2017 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its third fiscal quarter ended December 31, 2016. The Company’s net investment income was $0.17 per share for the quarter ended December 31, 2016, compared to $0.18 per share for the quarter ended September 30, 2016. The Company’s net asset value (“NAV”) was $6.86 per share as of December 31, 2016 compared to $6.95 as of September 30, 2016.
On February 3, 2017, the Board of Directors declared a distribution of $0.15 per share, payable on April 6, 2017 to shareholders of record as of March 21, 2017.
Mr. James Zelter, Apollo Investment’s Chief Executive Officer, commented, “We believe that we have made considerable progress repositioning the portfolio, consistent with the strategy that we outlined last year. We have meaningfully reduced our exposure to structured credit and renewables. In addition, we funded three transactions entered into pursuant to our co-investment exemptive order during the quarter. Since receiving the order, we have entered into eight transactions including several in the March quarter.” Mr. Zelter continued, “We are also pleased to have extended the final maturity of our revolving credit facility during the period. We are extremely appreciative of the support from our lenders.”
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(1)
Includes the impact of exits subsequent to quarter end. From January 1, 2017 through February 3, 2017, the Company exited its investment in MCF CLO III, LLC and reduced its exposure to Solarplicity Group Limited. Exposures are measured at fair value. Assumes the fair value of the total investment portfolio is unchanged.

FINANCIAL HIGHLIGHTS

($ in billions, except per share data)	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015
Total assets	$2.64		$2.65		$2.79		$3.09		$3.22
Investment portfolio (fair value)	$2.53		$2.55		$2.62		$2.92		$3.07
Debt outstanding (1)	$1.03		$1.01		$1.10		$1.31		$1.38
Net assets	$1.51		$1.54		$1.55		$1.65		$1.72
Net asset value per share	$6.86		$6.95		$6.90		$7.28		$7.56

Debt-to-equity ratio (1)	0.69	x	0.66	x	0.71	x	0.80	x	0.80	x
Net leverage ratio (1) (2)	0.66	x	0.63	x	0.66	x	0.75	x	0.76	x
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(1)	Numbers for March 31, 2016 were updated due to the retrospective application of the new accounting pronouncements (ASU 2015-03 and ASU 2015-15) adopted as of April 1, 2016.

(2)	The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash, less foreign currencies, divided by net assets.

PORTFOLIO AND INVESTMENT ACTIVITY

(in millions)*	Three Months Ended December 31, 2016	Nine Months Ended December 31, 2016
Investments made in portfolio companies	$201.3	$451.7
Investments sold	(17.1)	(181.1)
Net activity before repaid investments	184.2	270.6
Investments repaid	(178.2)	(568.7)
Net investment activity	$6.0	$(298.1)

Portfolio companies at beginning of period	82	89
Number of new portfolio companies	13	24
Number of exited portfolio companies	(10)	(28)
Portfolio companies at end of period	85	85

Number of investments made in existing portfolio companies	8	21
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* Totals may not foot due to rounding.

OPERATING RESULTS

(in millions) *	Three Months Ended December 31, 2016	Nine Months Ended December 31, 2016
Net investment income	$36.4	$112.0
Net realized and change in unrealized gains (losses)	(25.0)	(101.6)
Net increase (decrease) in net assets resulting from operations	$11.3	$10.3

(per share) *
Net investment income on per average share basis	$0.17	$0.50
Net realized and change in unrealized gain (loss) per share	(0.12)	(0.46)
Earnings per share — basic	$0.05	$0.05
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* Totals may not foot due to rounding.

SHARE REPURCHASE PROGRAM
On September 15, 2016, the Company announced that its Board of Directors expanded the Company’s stock repurchase program by $50 million which increased the total amount available to be repurchased to $150 million.
During the three months ended December 31, 2016, the Company repurchased 2,300,116 shares at a weighted average price per share of $5.90 inclusive of commissions, for a total cost of $13.6 million.
Since the inception of the share repurchase program and through February 3, 2017, the Company repurchased 17,046,697 shares at weighted average price per share of $5.89 inclusive of commissions, for a total cost of $100.4 million.

CONFERENCE CALL / WEBCAST AT 10:00 AM EST ON FEBRUARY 6, 2017
The Company will host a conference call on Monday, February 6, 2017 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID #48343821when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through February 27, 2017 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 48343821. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of the Company’s website at www.apolloic.com.
SUPPLEMENTAL INFORMATION
The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available on the Investor Relations section of the Company’s website at www.apolloic.com.

Our portfolio composition and weighted average yields as of December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016, and December 31, 2015 were as follows:

	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015
Portfolio composition, at fair value:
Secured debt	69%		64%		65%		65%		67%
Unsecured debt	10%		9%		9%		9%		9%
Structured products and other	9%		12%		12%		11%		11%
Preferred equity	1%		3%		3%		3%		3%
Common equity/interests and warrants	11%		12%		11%		12%		10%
Weighted average yields, at amortized cost, exclusive of securities on non-accrual status (1):
Secured debt portfolio	10.9%		11.0%		11.0%		11.0%		11.4%
Unsecured debt portfolio	10.7%		10.8%		10.8%		10.7%		11.2%
Total debt portfolio	10.9%		11.0%		11.0%		11.0%		11.4%
Income-bearing investment portfolio composition, at fair value:
Fixed rate amount	$0.9	billion	$1.0	billion	$1.0	billion	$1.1	billion	$1.2	billion
Floating rate amount	$1.2	billion	$1.1	billion	$1.1	billion	$1.2	billion	$1.3	billion
Fixed rate, as percentage of total	43%		48%		48%		47%		48%
Floating rate, as percentage of total	57%		52%		52%		53%		52%
Income-bearing investment portfolio composition, at amortized cost:
Fixed rate amount	$1.1	billion	$1.2	billion	$1.0	billion	$1.1	billion	$1.3	billion
Floating rate amount	$1.3	billion	$1.2	billion	$1.1	billion	$1.3	billion	$1.3	billion
Fixed rate, as percentage of total	46%		50%		49%		47%		49%
Floating rate, as percentage of total	54%		50%		51%		53%		51%
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(1)	An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.

APOLLO INVESTMENT CORPORATION
STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except share and per share data)

	December 31, 2016	March 31, 2016
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliated investments (cost — $1,622,942 and $2,052,896, respectively)	$1,450,491	$1,790,294
Non-controlled/affiliated investments (cost — $506,324 and $216,202, respectively)	330,153	272,558
Controlled investments (cost — $747,753 and $829,029, respectively)	745,689	853,977
Total investments at fair value (cost — $2,877,019 and $3,098,127, respectively)	2,526,333	2,916,829
Derivative assets (cost — $4,395 and $0, respectively)	1,910	—
Cash	50,307	16,521
Foreign currencies (cost — $1,568 and $2,354, respectively)	1,534	2,384
Restricted cash	7,080	—
Receivable for investments sold	1,023	79,625
Interest receivable	23,840	29,749
Dividends receivable	4,261	9,509
Deferred financing costs	18,679	14,497
Prepaid expenses and other assets	502	9,523
Total Assets	$2,635,469	$3,078,637

Liabilities
Debt	$1,033,958	$1,312,960
Derivative liabilities (proceeds — $3,555 and $0, respectively)	5,117	—
Payable for investments purchased	16,858	25,091
Distributions payable	32,954	45,231
Management and performance-based incentive fees payable	20,896	31,124
Interest payable	10,870	7,444
Accrued administrative services expense	1,136	2,015
Other liabilities and accrued expenses	6,981	9,191
Total Liabilities	$1,128,770	$1,433,056

Net Assets	$1,506,699	$1,645,581

Net Assets
Common stock, $0.001 par value (400,000,000 shares authorized; 219,694,654 and 226,156,496 shares issued and outstanding, respectively)	$220	$226
Paid-in capital in excess of par	2,989,011	3,026,922
Accumulated underdistributed net investment income	71,901	71,231
Accumulated net realized loss	(1,243,448)	(1,288,141)
Net unrealized loss	(310,985)	(164,657)
Net Assets	$1,506,699	$1,645,581

Net Asset Value Per Share	$6.86	$7.28

APOLLO INVESTMENT CORPORATION
STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Investment Income
Non-controlled/non-affiliated investments:
Interest income	$36,671	$61,756	$127,420	$205,585
Dividend income	358	1,037	2,531	2,824
Other income	936	677	2,984	6,822
Non-controlled/affiliated investments:
Interest income	384	182	1,014	633
Dividend income	4,609	9,594	12,312	28,263
Other income	—	70	70	297
Controlled investments:
Interest income	18,713	13,388	53,385	34,571
Dividend income	6,400	7,621	13,850	15,352
Other income	—	—	—	63
Total Investment Income	$68,071	$94,325	$213,566	$294,410
Expenses
Management fees	$12,978	$16,478	$40,679	$50,557
Performance-based incentive fees	5,670	11,142	16,063	33,783
Interest and other debt expenses	14,473	19,335	45,704	63,535
Administrative services expense	1,599	1,531	5,767	4,614
Other general and administrative expenses	2,329	2,806	9,917	7,695
Total expenses	37,049	51,292	118,130	160,184
Management and performance-based incentive fees waived	(5,246)	(4,999)	(16,264)	(14,237)
Expense reimbursements	(84)	(59)	(253)	(176)
Net Expenses	$31,719	$46,234	$101,613	$145,771
Net Investment Income	$36,352	$48,091	$111,953	$148,639
Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$3,932	$(6,112)	$(36,195)	$(82,896)
Non-controlled/affiliated investments	36,473	(1,575)	81,047	(1,642)
Controlled investments	(1,982)	—	(2,173)	(39,714)
Foreign currency transactions	749	(1,599)	2,014	3,883
Net realized gains (losses)	39,172	(9,286)	44,693	(120,369)
Net change in unrealized losses:
Non-controlled/non-affiliated investments	5,292	(73,088)	70,318	(116,950)
Non-controlled/affiliated investments	(53,882)	2,879	(183,676)	31,612
Controlled investments	(21,447)	(2,173)	(56,030)	32,579
Derivatives	(4,046)	—	(4,046)	—
Foreign currency translations	9,849	7,805	27,106	3,360
Net change in unrealized losses	(64,234)	(64,577)	(146,328)	(49,399)
Net Realized and Change in Unrealized Losses	$(25,062)	$(73,863)	$(101,635)	$(169,768)
Net Increase (Decrease) in Net Assets Resulting from Operations	$11,290	$(25,772)	$10,318	$(21,129)
Earnings (Loss) Per Share — Basic	$0.05	$(0.11)	$0.05	$(0.09)
Earnings (Loss) Per Share — Diluted	N/A	$(0.11)	N/A	$(0.09)

About Apollo Investment Corporation
Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit www.apolloic.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
Contact
Elizabeth Besen
Investor Relations Manager
Apollo Investment Corporation
(212) 822-0625
ebesen@apollolp.com